Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

CORPORATE CONTACT:	Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
216-447-9000
CBIZ ACQUIRES MAHONEY COHEN & COMPANY
NEW YORK CITY ACCOUNTING FIRM TO ADD $55 MILLION TO CBIZ REVENUE
Cleveland, Ohio (December 31, 2008) — CBIZ, Inc. (NYSE: CBZ) today announced that it has closed the previously announced definitive agreement to acquire the non-attest business of Mahoney Cohen & Company, a leading national accounting service provider based in New York City, NY, effective today, December 31, 2008.
Founded in 1969, Mahoney Cohen with offices in New York City, Boca Raton and Miami, Florida, and Houston, Texas is a leading full service regional accounting and management consulting firm providing accounting, tax and advisory services to public and private businesses and high net worth individuals. Mahoney Cohen, with 249 associates, is ranked as one of the Top 100 accounting firms in the nation.
This transaction is expected to contribute approximately $55.0 million to revenue and add approximately $0.04 in earnings per share in 2009.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided through more than 140 Company offices in 37 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

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